Exhibit 10.1

February 11, 2008

Theodore L. Tewksbury, III

[address]

Dear Ted:

Integrated Device Technology, Inc. (“IDT”) is pleased to make you an offer of employment as President & Chief Executive Officer reporting to IDT’s Board of Directors. The terms of your employment are as follows:

Salary:	$500,000.00 annually; payable biweekly

Status:	Full time / Exempt

Stock Options:	You will be recommended for a stock option grant to purchase 500,000 shares of IDT common stock, which will vest over a four year period, assuming your continued service to IDT. The granting of your stock options will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors. Your stock options will have a per share exercise price equal to the closing price of IDT common stock on the last workday prior to the date of grant.

Restricted Stock Units (RSUs):

You will be recommended for a Restricted Stock Unit grant of 50,000 shares of IDT common stock, which will vest over a four year period, assuming your continued service to IDT. The granting of your RSUs will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors.

Annual Bonus:	You will be eligible for participation in our incentive compensation plan for FY09 (March 31, 2008-March 29, 2009). Your participation will be at an annual target of 100% of your base earnings.

Benefits:	You will be eligible for our full range of employee benefits including medical, dental, vision, life, disability, and 401(k). You will also earn four (4) weeks of vacation per year. A summary of our benefit program is attached.

Relocation:	IDT’s Board of Directors expects that in connection with your acceptance of the position of CEO, you will relocate to the San Jose/Bay Area in California within six months of your start date.

IDT will cover your relocation expenses up to a maximum of $150,000 (gross amount). This amount includes:

•     Moving and storage expenses

•     Temporary housing in California for up to six (6) months

•     Real estate closing costs

•     Other reasonable incidental costs associated with your relocation

IDT will gross-up the taxable portion of your relocation expenses at the applicable statutory federal and state supplemental withholding rates.

In addition to the foregoing, for the first three (3) months of your employment with IDT, IDT will provide you with an additional monthly relocation stipend of $41,666.

Severance:	In the event of your termination of employment by IDT other than for “Cause” (as defined below) during the 24-month period commencing on the date you begin employment with IDT, contingent on your execution and failure to revoke a release of claims against IDT in a form satisfactory to IDT within 60 days after your termination of employment, IDT will pay you, in a single lump sum, the amount of your salary that would otherwise have been paid to you for the remainder of such 24-month period, subject to applicable withholdings. Such payment shall be made as soon as practicable following the expiration of any revocation period with regard to the release described above, and in any event shall be made before 2 1/2 months following the end of the year within which you terminate employment with IDT. In addition, during the remainder of such 24-month period, provided you have timely elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as Amended (“COBRA”), IDT shall pay directly or reimburse you for the cost of your COBRA premiums. On the 24-month anniversary of the date you begin employment with IDT, the right to this severance payment shall lapse and cease to be of any effect.

For purposes of this letter, “Cause” shall mean (a) fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates; (b) failure to perform specific and lawful directives of the Board of Directors to the satisfaction of the Board of Directors, as reasonably determined by the Board of Directors; (c) willful and knowing violation of any rules or regulations of any governmental or regulatory body; or (d) conviction of or plea of guilty or nolo contendere to a felony.

At the first meeting of the Board of Directors following your commencement of employment you will be appointed to serve as a member of IDT’s Board of Directors. You agree that in the event you cease to serve as President & Chief Executive Officer of IDT for any reason you will, upon IDT’s request, tender your resignation as a member of IDT’s Board of Directors.

This offer is pending acceptable reference qualification and background verification. In addition, IDT requires each candidate for employment to submit to a drug test which will be administered through an independent laboratory. Your employment is contingent upon you successfully passing a pre-employment drug screen.

On your start date, you agree to execute IDT’s standard form of Employee Confidentiality and Invention Agreement, providing for protection of IDT’s proprietary information and trade secrets.

Employment with IDT is at the mutual consent of the employee and IDT. Accordingly, you and IDT retain the right to terminate the employment relationship at will, at any time, with or without cause. Please understand that no representative of IDT other than the Board of Directors has the authority to make any contrary agreement or representation, and that such agreement made by the Board of Directors must be in writing and signed by you and the Board of Directors.

In order to comply with the Immigration Reform and Control Act of 1986, this offer is contingent upon you providing proof of eligibility to work in the United States. Be prepared to supply the original documents containing this information on your start date.

This letter contains a complete statement of all the arrangements between you and IDT with respect to your employment by IDT, this letter supersedes all prior and existing negotiations and agreements between us concerning your employment, and can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

Because of the responsibilities associated with this position, it is essential that our office receive your decision by February 14, 2008. At that time we will discuss your availability date and reporting procedures. Your target start date is Monday, March 31, 2008.

Should you wish to discuss this offer or inform us of your decision regarding this offer, please call me at (916) 797-2989. I am confident that you can expect a challenging and rewarding career as a member of our company. We look forward to your acceptance of our offer.

Sincerely,

/s/ Rob J. Smith, Ph.D
Ron J. Smith, Ph.D.
Chairman, Compensation Committee
/s/ Theodore L. Tewksbury, III
Candidate Signature of Acceptance

February 12, 2008

Date

Attachments:

Benefits Summary

Deferred Compensation Program Summary

Change of Control Agreement

Indemnification Agreement

Employee Confidentiality and Invention Agreement